Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Cameron Associates, Inc.
631-694-9555	Kevin McGrath
invest@misonix.com	212-245-4577
Kevin@cameronassoc.com

Misonix Reports Fourth Quarter and Year-End Fiscal 2011 Financial Results

FARMINGDALE, NY – September 20, 2011 –— Misonix, Inc. (NASDAQ: MSON), a medical device company that designs, manufactures and markets innovative therapeutic ultrasonic products worldwide for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications, today reported financial results for the fourth fiscal quarter and year ended June 30, 2011.  Michael A. McManus Jr., President and Chief Executive Officer, and Richard Zaremba, Senior Vice President and Chief Financial Officer, will host a conference call today, Tuesday, September 20, 2011 at 4:30 pm to discuss the Company’s fourth quarter and year ended June 30, 2011 results.

The Company reported the following financial and operational achievements:

▪	An 8.0% increase in revenue for the year ended June 30, 2011, compared with the same period ending June 30, 2010.
▪	Medical device products revenue increased 4.5% and 15.2% for the three months and year ended June 30, 2011, respectively, compared with the same periods in the prior year ending June 30, 2010.
▪	Gross profit as a percentage of revenue was 52.5% for the year ended June 30, 2011, compared to 48.8% for the year ended June 30, 2010.

Revenue for the three months ended June 30, 2011 was $4.2 million, a 2.7% decrease when compared with $4.3 million for the same period in fiscal 2010.  Medical device products sales increased $161,000 or 4.5% to $3.8 million and laboratory and scientific products sales decreased $274,000 to $400,000 for the three months ended June 30, 2011.  The increase in medical device products sales was primarily attributable to sales of the Company’s Neuroaspirator product.

Gross profit as a percentage of sales (gross profit percentage) was 52.5% for the three months ended June 30, 2011 compared to 53.6% for the three months ended June 30, 2010.  Gross profit percentage for medical device products sales was 56.7% for the three months ended June 30, 2011 compared to 57.5% for the three months ended June 30, 2010.  Gross profit percentage for medical device products sales was unfavorably impacted by product mix in the three months ended June 30, 2011.  Gross profit percentage for laboratory and scientific products sales decreased to 13.5% for the three months ended June 30, 2011 from 32.7% for the three months ended June 30, 2010, primarily due to reduced sales volume.

The Company reported a net loss from continuing operations of $608,000 for the three months ended June 30, 2011 compared with a net loss of $588,000 for the same period in fiscal 2010.  The Company reported a net loss for the three months ended June 30, 2011 of $1.4 million or $.21 per share including a loss of $841,000 from discontinued operations (including previously discussed legal expenses and settlement costs incurred in the PuriCore matter). This compares to a net loss of $1.5 million or $.21 per share including a loss of $874,000 from discontinued operations for the three months ended June 30, 2010.

Revenue for the year ended June 30, 2011 was $14.4 million, an 8% increase when compared with $13.4 million for fiscal 2010.  Medical device products sales increased $1.6 million or 15.2% to $12.4 million and laboratory and scientific products sales decreased $567,000 to $2.1 million.  The increase in medical device products sales was primarily attributable to sales of the Company’s Wound Debridement and Neuroaspirator products.

Gross profit percentage increased to 52.5% for the year ended June 30, 2011 from 48.8% for fiscal 2010.

The Company reported a pre-tax loss from continuing operations of $2.4 million for the year ended June 30, 2011 compared to a pre-tax loss of $2.9 million for fiscal 2010. The Company reported a net loss for the year of $3.5 million or $.50 per share, which included a loss from discontinued operations of $1.1 million, primarily from legal expenses and settlement costs incurred in the PuriCore matter, compared to a net loss of $2.9 million or $.41 per share which included a loss from discontinued operations of $671,000 for the year ended June 30, 2010.  Backlog of unfilled orders as of June 30, 2011 was $2.4 million. Medical device products backlog was $2.1 million and Laboratory and Scientific products backlog was $.3 million.

Commenting on Misonix's financial and operating results, Michael A. McManus Jr., President and Chief Executive Officer, said, "During the fourth quarter and fiscal year end  2011, we stayed on course with strong revenue growth and a continued improvement in gross profit margin. Our solid growth in revenues highlights the success of our distribution channel strategy implemented in fiscal 2010 and 2011, which established our 75 person sales force in the U.S., substantially expanded our relationships with international distributors, and transitioned certain marketing partner relationships to non-exclusive distribution. We continue to see the benefit of the direct sales of our Neuroaspirator product both in terms of increased revenue and margin. Our BoneScalpel(TM) is starting to gain traction in the Maxiofacial surgery market and we expect sales to start during the first half of our fiscal 2012 year for the SonicOne® in the operating room for surgical debridement. We are very enthusiastic about these new market segments.   The products will be sold throughout the world exclusively by our own sales organization.

"On the operational front, two of our key initiatives have been to relentlessly focus on cost management while continuing to provide best-in-class products. We are confident that we have accomplished our cost reduction effort aimed at lowering our general and administrative expenses by approximately $500,000 from the prior year. We were able to achieve these cost reductions while increasing brand awareness for our medical devices through direct to hospital sales efforts. Although these efforts had some impact on our bottom line, we believe these investments in our future will contribute to sales growth and bolster our bottom line in fiscal year 2012 as we continue to build on our solid base of business.

"Our financial position remains strong, and we are encouraged to see continuing top-line momentum. With the financial flexibility enabled by our realignment and divestiture of non-core assets, we believe we have the resources to grow as a leading provider of ultrasound surgical devices, as well as make strategic growth investments in complementary medical device products or technology. We are optimistic about the prospects for our business as we gain traction in the international markets and our direct distribution channel in the U.S. continues to strengthen. As our markets continue to recover and our distribution channel strategy takes hold, we believe Misonix is well-positioned with a strong brand and broad portfolio of innovative ultrasonic medical device products that deliver excellent outcomes for patients and clinicians."

Conference Call:
Misonix management will host a conference call and webcast on Tuesday, September 20, 2011 at 4:30 p.m. to discuss fourth quarter and year ended June 2011 results.

Shareholders and other interested parties may participate in the conference call by dialing 866 713 8567 (domestic) or 617 597 5326 (international) and entering access code 17485827, a few minutes before the start of the call. A simultaneous webcast will be available via Misonix’s website at www.misonix.com. The call will be archived on the Company's website for at least 90 days.

A recording of the live-call will be available approximately 2 hours after the event through September 27, 2011. The dial-in number to listen to the recording is 888 286 8010 or 617 801 6888. The replay access code is 72872107.

About Misonix:
Misonix, Inc. designs, manufactures and markets therapeutic ultrasonic medical devices and laboratory and scientific equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications.  Additional information is available on the Company’s Web site at www.misonix.com.

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships,  regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  The Company disclaims any obligation to update its forward-looking relationships.

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MISONIX, INC. And Subsidiaries
Consolidated Balance Sheets

	June 30, 2011	June 30, 2010
Assets
Current Assets:
Cash and cash equivalents	$6,881,093	$9,900,605
Accounts receivable, less allowance for doubtful accounts of $115,739 and $123,346, respectively	2,294,254	2,335,653
Inventories, net	3,779,020	2,699,717
Prepaid expenses and other current assets	374,472	515,427
Note receivable	210,000	1,075,105
Total current assets	13,538,839	16,526,507

Property, plant and equipment, net	991,195	500,215
Goodwill	1,701,094	1,701,094
Other assets	2,127,194	1,730,339
Total assets	$18,358,322	$20,458,155

Liabilities and stockholders' equity
Current liabilities:
Notes payable	$-	$177,679
Accounts payable	1,336,558	888,654
Accrued expenses and other current liabilities	1,969,078	1,000,523
Total current liabilities	3,305,636	2,066,856

Capital lease obligations	$-	14,274
Deferred income	161,360	250,739
Deferred lease liability	14,043	-
Total liabilities	3,481,039	2,331,869

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000; 7,079,170 issued and 7,001,370 outstanding, respectively	70,792	70,792
Additional paid-in capital	25,787,960	25,502,717
Accumulated deficit	(10,569,045)	(7,034,799)
Treasury stock, 77,800 shares	(412,424)	(412,424)
Stockholders' equity	14,877,283	18,126,286
Total liabilities and stockholders' equity	$18,358,322	$20,458,155

MISONIX, INC. And Subsidiaries
Consolidated Statements of Operations

	Unaudited
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$4,165,230	$4,278,953	$14,440,061	$13,371,275

Cost of goods sold	1,977,163	1,984,241	6,855,010	6,844,780

Gross profit	2,188,067	2,294,712	7,585,051	6,526,495

Selling expenses	1,315,022	975,373	4,413,989	3,625,072
General and administrative expenses	1,165,183	1,231,208	4,499,521	5,055,848
Research and development expenses	409,458	416,391	1,712,579	1,803,524
Total operating expenses	2,889,663	2,622,972	10,626,089	10,484,444

Operating loss from continuing operations	(701,596)	(328,260)	(3,041,038)	(3,957,949)

Total other income	112,185	22,094	689,878	1,072,311

Loss from continuing operations before income taxes	(589,411)	(306,166)	(2,351,160)	(2,885,638)

Income tax (benefit)	18,116	281,639	64,216	(694,796)

Net loss from continuing operations	(607,527)	(587,805)	(2,415,376)	(2,190,842)

Discontinued operations:
Net (loss) income from discontinued operations, net of income tax expense of $0, $98,748, $0 and $457,382	(841,229)	263,169	(1,118,870)	769,536
Net loss from sale of discontinued operations, net of income tax expense of $0, $401,005, $0 and $1,358,942	-	(1,090,378)	-	(1,460,226)
Noncontrolling interest in discontinued operations net of income taxes	-	(46,529)	-	19,672
Net (loss) income from discontinued operations	(841,229)	(873,738)	(1,118,870)	(671,018)
Net loss attributable to Misonix, Inc. shareholders	$(1,448,756)	$(1,461,543)	$(3,534,246)	$(2,861,860)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Basic	$(0.09)	$(0.08)	$(0.34)	$(0.31)
Net loss per share from discontinued operations-Basic	(0.12)	(0.13)	(0.16)	(0.10)
Net loss per share attributable to Misonix, Inc. shareholders-Basic	$(0.21)	$(0.21)	$(0.50)	$(0.41)

Net loss per share from continuing operations attributable to Misonix, Inc. shareholders-Diluted	$(0.09)	$(0.08)	$(0.34)	$(0.31)
Net loss per share from discontinued operations-Diluted	(0.12)	(0.13)	(0.16)	(0.10)
Net loss per share attributable to Misonix, Inc. shareholders-Diluted	$(0.21)	$(0.21)	$(0.50)	$(0.41)

Weighted average common shares-basic	7,001,370	7,001,370	7,001,370	7,001,370

Weighted average common shares-diluted	7,001,370	7,001,370	7,001,370	7,001,370